Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Grupo Vasconia, S.A.B.

We consent to the incorporation by reference in the registration statements No. 333-105382, 333-146017, 333-162734, 333-186208 and 333-208961 on Forms S-8 and in the registration statement No. 333-137575 on Form S-3 of Lifetime Brands, Inc., of our report dated March 14, 2017, with respect to the consolidated statements of financial position of Grupo Vasconia, S.A.B. and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income, cash flows and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2016 not included herein, which report appears in the December 31, 2016 annual report on Form 10-K of Lifetime Brands, Inc.

Our report dated March 14, 2017 contains an explanatory paragraph that states that International Financial Reporting Standards as issued by the IASB vary in certain significant respects from generally accepted accounting principles in the United States of America. Information relating to the nature and effect of such differences is presented in note 22 to the consolidated financial statements of the Company.

KPMG Cardenas Dosal, S.C.

/s/ Erick G. Aguilar
Erick G. Aguilar
Mexico City, Mexico
March 15, 2017.